EXHIBIT 8.1

Significant and Other Principal Subsidiaries and Affiliated Entities of The Registrant

(as of the date of the annual report)

Wholly-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
GameNow.net (Hong Kong) Limited	Hong Kong
China The9 Interactive Limited	Hong Kong
The9 Digital Entertainment Limited (formerly named as 9Dream Limited)	Hong Kong
The9 Development Center Limited	Hong Kong
New Star International Development Limited	Hong Kong
Silver Express Limited	Hong Kong
Well City Limited	Hong Kong
City Smart Limited	Hong Kong
City Channel Limited	Hong Kong
9City Asia Limited	Hong Kong
Red 5 Korea, LLC	Korea
The9 Computer Technology Consulting (Shanghai) Co., Ltd.	China
China The9 Interactive (Shanghai) Limited	China
China The9 Interactive (Beijing) Limited	China
Jiu Jing Era Information Technology (Beijing) Limited	China
Jiu Tuo (Shanghai) Information Technology Limited	China
Jiuhuo Qitian Information Technology (Shanghai) Co., Ltd.	China

Majority-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Red 5 Studios, Inc.	Delaware, USA
Red 5 Singapore Pte. Ltd.	Singapore

Consolidated affiliated entities

Name of Consolidated Affiliated Entity	Jurisdiction of Incorporation
Shanghai The9 Information Technology Co., Ltd.	China
Shanghai Jiucheng Advertisement Co., Ltd.	China
Shanghai Jiushi Interactive Network Technology Co., Ltd.	China
Shanghai Fire Wing Information Technology Co., Ltd.	China
Shanghai The9 Education Technology Co., Ltd.	China
Beijing Chuan Yun Interactive Network Technology Co., Ltd.	China
Shanghai Jiuchang Investment Co., Ltd	China
Hangzhou Fire Rain Network Technology Co., Ltd.	China
Shanghai Shencai Chengjiu Information Technology Co., Ltd.	China
Wuxi The9 Chuangyou Technology Co., Ltd.	China